DSI REALTY INCOME FUND XI
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
SEPTEMBER 30, 1995 AND DECEMBER 31, 1994

                                        September 30,     December 31,
                                            1995             1994
ASSETS

CASH AND CASH EQUIVALENTS                $  452,150       $  299,707
PROPERTY                                  6,692,633        6,917,295

OTHER ASSETS                                 32,986           19,566

TOTAL                                    $7,177,769       $7,236,568

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  257,569       $  256,049

PARTNERS' EQUITY:
     General Partners                       (20,467)         (19,863)
     Limited Partners                     6,940,667        7,000,382

  Total partners' equity                  6,920,200        6,980,519

TOTAL                                    $7,177,769       $7,236,568

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994


                                       September 30,     September 30,
                                           1995              1994
REVENUES:

Rental Income                            $  444,033        $  416,874
Interest                                      3,012             1,721
     Total revenues                         447,045           418,595

EXPENSES:

Operating Expenses                          241,308           226,027
General and administrative                   22,656            23,504
     Total expenses                         263,964           249,531


NET INCOME                               $  183,081        $  169,064


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  181,250        $  167,373
    General partners                          1,831             1,691

TOTAL                                    $  183,081        $  169,064

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     9.06        $     8.37


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements(unaudited).



STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                        September 30,         September 30,
                                            1995                  1994

REVENUES:
Rental Income                            $1,275,572             $1,185,886
Interest                                      7,628                  3,459
Guaranteed payments from
   Dahn Corporation                               0                  7,300
Total Revenues                            1,283,200              1,196,645

EXPENSES:
Operating Expenses                          715,607                658,531
General and Administrative                   97,608                 97,579
Total expenses                              813,215                756,110

NET INCOME                                  469,985                440,535

AGGREGATE NET INCOME ALLOCATED TO:
Limited partners                           $465,285               $436,130
General partners                              4,700                  4,405

TOTAL                                      $469,985               $440,535

NET INCOME PER LIMITED PARTNERSHIP         $  23.26                $ 21.81

LIMITED PARTNERSHIP UNITS USED IN
PER UNIT CALCULATION                         20,000                 20,000

See accompanying notes to financial statements(unaudited)


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1993         ($  17,368)     $7,247,359   $7,229,991

NET INCOME                               4,405         436,130      440,535
DISTRIBUTIONS                           (5,303)       (525,000)    (530,303)

EQUITY AT SEPTEMBER 30,1994           ($18,266)     $7,158,489   $7,140,223

EQUITY AT DECEMBER 31, 1994           ($19,863)     $7,000,382   $6,980,519

NET INCOME                               4,700         465,285      469,985
DISTRIBUTIONS                           (5,304)       (525,000)    (530,304)

EQUITY AT SEPTEMBER 30, 1995          ($20,467)     $6,940,667   $6,920,200


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

                                    September 30,      September 30,
                                        1995               1994
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 469,985          $ 440,535

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation and amortization       239,094            242,093

     Changes in assets and
      	liabilities:
     Decrease in guaranteed
       payments receivable                     0             21,800
     Increase in other assets            (13,420)            (2,228)
     Increase(Decrease) in
       liabilities                         1,520            (65,442)
Net cash provided by
  operating activities                   697,179            636,758

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                     (14,432)            (8,000)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (530,304)          (530,303)

NET INCREASE CASH AND
   CASH EQUIVALENTS                      152,443             98,455

CASH AND CASH EQUIVALENTS:

     At beginning of period              299,707            260,465
     At end of period                  $ 452,150          $ 358,920


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND XI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund XI (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and
Joseph W. Conway) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1995, and for the periods ended September 30, 1995, and 1994 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

As of September 30, 1995, the Partnership has purchased a 90% interest in a mini-storage facility in Whittier, California; an 85% interest in an existing mini-storage in Edgewater Park, New Jersey; a 90% interest in an existing mini-storage facility in Bloomingdale, Illinois; and a 75% interest in an existing mini-storage in Sterling Heights, Michigan from Dahn Corporation. The remaining percentages are owned by four California Limited Parnterships, of which Dahn Corporation is the General Partner.

As of September 30, 1995, the total property cost and accumulated depreciation are as follows:

        Land                                 $  1,894,250
        Buildings                               6,399,241
        Furniture and equipment                     7,594
        Total                                   8,301,085
        Less: Accumulated Depreciation        ( 1,608,452)
        Property - Net                       $  6,692,633

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.